[MULTIPLIER]  1,000

Exhibit 11.1

				Supertex, Inc.
	   Statement Regarding Computation of Net Income per Share
		    (in thousands, except per share data)
							Fiscal Year Ended
							     March 31,
						     1997      1996      1995
						     ----      ----      ----
PRIMARY:

Weighted average shares outstanding for the period

 Common stock                                        12,026    11,902    11,772

 Dilutive employee stock options                        483       394       231
						     ------    ------    ------
Total common and common equivalent shares            12,509    12,296    12,003
						     ------    ------    ------
Net income                                          $ 8,720   $ 7,391   $ 5,065
						     ------    ------    ------
Net income per share                                $  0.70   $  0.60   $  0.42
						     ------    ------    ------

FULLY DILUTED:

Weighted average shares outstanding for the period

 Common stock                                        12,026    11,902    11,772

 Dilutive employee stock options                        488       414       240
						     ------    ------    ------
Total common and common equivalent shares            12,514    12,316    12,012
						     ------    ------    ------
Net income                                          $ 8,720   $ 7,391   $ 5,065
						     ------    ------    ------
Net income per share                                $  0.70   $  0.60   $  0.42
						     ------    ------    ------

Net income per share in the consolidated financial statements is presented under the primary basis as the effect of dilution under the fully diluted basis is not material.